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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              FORM N-8A (AMENDMENT)
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           AMENDMENT TO NOTIFICATION OF REGISTRATION FILED PURSUANT TO
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               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its existing registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:     ICON Funds

B.   Address of Principal Business Office:

               5299 DTC Boulevard, Suite 1200
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               Greenwood Village, Colorado 80111
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C.   Telephone Number (including area code): (303) 790-1600

D.   Name and address of agent for service of process:

               Erik L. Jonson
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               5299 DTC Boulevard, Suite 1200
               ------------------------------
               Greenwood Village, Colorado 80111
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     Copies to:

               Charles W. Lutter, Jr., Esq.
               103 Canyon Oaks
               San Antonio, Texas 78232

E.   Check Appropriate Box:

     Registrant is filing Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [  ] NO [X]

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this amended notification of registration to be duly signed on its behalf by the undersigned in the City of Greenwood Village, State of Colorado on this 4th day of January, 2002.

                                                  ICON FUNDS
     [SEAL]                                       By:  /s/ Craig T. Callahan
                                                       ------------------------
                                                       Craig T. Callahan
Attest: /s/ Erik L. Jonson                             President and Trustee
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        Erik L. Jonson
        Vice President and Principal Financial Officer